Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2016, by and between Rising Pharmaceuticals, Inc., a Delaware corporation (“Company”), and Vimal Kavuru (“Executive”).  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Product Purchase Agreement (as defined below). This Agreement is the Employment Agreement contemplated by the Product Purchase Agreement.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Citron Pharma LLC, a New Jersey limited liability company (“Seller I”), Lucid Pharma LLC, a New Jersey limited liability company (“Seller II” and together with Seller I, “Sellers”), Aceto Corporation, a New York corporation (“Parent”), Romeo Charlie Acquisition I, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent (“Purchaser I”), Romeo Charlie Acquisition II, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent (“Purchaser II” and together with Purchaser I, “Purchasers”), the direct and indirect equity holders of Sellers named on the signature pages thereto and their agent have entered into that certain Product Purchase Agreement, of even date herewith (as the same may be amended, supplemented or waived from time to time, the “Product Purchase Agreement”);

WHEREAS, the Product Purchase Agreement provides for, among other things, the sale of the Purchased Products and Related Assets by Seller I and Seller II to Purchaser I and Purchaser II and the assumption of the Assumed Liabilities by the Purchasers;

WHEREAS, Purchaser I and Purchaser II are wholly-owned subsidiaries of Company, which in turn is a wholly-owned subsidiary of Parent;

WHEREAS, Executive is an executive officer of Seller I and Seller II;

WHEREAS, Company desires to hire Executive to serve as the President of Company in accordance with the terms and conditions of this Agreement, effective upon the Closing provided for under the Product Purchase Agreement (the “Effective Time);

WHEREAS, Executive desires to serve as the President of Company in accordance with the terms and conditions of this Agreement, effective as of the Effective Time; and

WHEREAS, the execution, delivery and performance of this Agreement by the respective parties hereto is an inducement to Parent’s and Purchasers’ entering into, and without which Parent and Purchasers would not have entered into, the Product Purchase Agreement or agreed to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, and to provide the inducements set forth above, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment.  Company hereby offers employment to Executive in accordance with the terms and conditions set forth herein, and Executive hereby accepts such employment, in each case on the date hereof. Such employment shall commence immediately as of the Effective Time, without further notice, or on such other date that is mutually agreed to in writing by Company and Executive, upon the terms and conditions set forth herein.

2.           Duties.

2.1           Position.  During the Term, Executive will be employed as President of Company and shall have the duties and responsibilities assigned by Company from time to time consistent with that position.  Executive shall perform faithfully and diligently all duties assigned to Executive.  Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion; provided, that (a) the duties assigned to Executive are consistent with the position of a senior executive, and (b) Executive continues to report solely and exclusively directly to an executive committee of Company, which shall consist of the Chief Executive Officer of Parent, the Chief Operating Officer of Parent and Executive (the “Executive Committee”).

2.2           Best Efforts/Full-time.  Executive will expend Executive’s reasonable efforts on behalf of Company, and will abide by all policies of Company applicable to Company’s and Parent’s executives generally and all decisions made by the Executive Committee, all in accordance with applicable federal, state and local laws, regulations and ordinances.  Consistent with Executive’s fiduciary duties to Company, its stockholder and Parent’s stockholders, Executive will act in the best interest of Company, Parent and all of Parent’s other Subsidiaries at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company; provided, that nothing herein shall preclude Executive, (a) subject to prior approval of the Executive Committee, from serving on the boards of directors of other for-profit companies, (b) subject to Executive providing prior notice to the Executive Committee, from engaging in charitable activities including, serving on the boards of directors of non-profit organizations, (c) without prior notice to or approval from the Executive Committee, from managing Executive’s and his family’s affairs (for the purposes of clarity), and (d) without prior notice to or approval from the Executive Committee, from engaging in the Permitted Activities, so long as, in the case of clauses (a), (b), (c) and (d) of this Section 2.2, Executive spends no more than twenty percent (20%) of his professional time devoted to the Permitted Activities and the other activities described in clauses (a), (b) and (c) of this Section 2.2, and so long as, in each case, and in the aggregate, such service and management is in accordance with Company’s policies governing such activities.  “Permitted Activities” shall mean owning and/or operating entities in the following: (i) the research and development business, including Cronus Research Labs Pvt Ltd (so long as Executive’s ownership and/or operation of entities in such business does not conflict with Section 8.1(a) and such business does not compete with the Company Group’s products that are commercialized, under development, being investigated or contemplated development or in the Company Group’s pipeline (launched or unlaunched)); (ii) the branded pharmaceuticals, branded and generic injectables and orphan drugs business, including Casper Pharma LLC; (iii) the veterinary pharmaceutical business, including Cronus Pharma LLC, with respect to veterinary products for which the intended use is the veterinary market; provided that no such products shall be sold in the human health market; (iv) the oncology and critical care business, including Celon Labs Pvt Ltd; (v) the development, manufacturing and marketing of oncology and hormonal products business, including Eugia Specialties Pvt Ltd; or (vi) the development, manufacturing and marketing of rare and orphan disease drugs business, including 505b2 and including Grace Therapeutics.

2.3           Other Positions.  If requested by Company, Executive shall serve as a director, manager or officer of any Subsidiary of Parent or Company for no additional compensation, provided, that the duties assigned as such officer or employee are consistent with the position of a senior executive.

2.4           Compliance with Company Policies.  Executive shall be in conformance and comply with all Company and Parent policies, rules and regulations governing benefits and the conduct of their respective employees, now in effect, or as subsequently adopted or amended, including, but not limited to, Parent’s Code of Business Conduct and Ethics, Parent’s Corporate Trading Policy and Parent’s Anti Bribery and Anti-Corruption Policy.

2.5           Work Location.  Executive’s services shall be performed principally at 2 Tower Center Blvd #1101, East Brunswick, NJ 08816. However, from time to time, Executive may be required by his job responsibilities to travel on Company business, and Executive agrees to do so.  Executive shall not be required to relocate more than fifty (50) miles from East Brunswick, New Jersey unless Company relocates its corporate headquarters, in which event Executive may be required to relocate to or near such location.

3.           Term.  The employment relationship pursuant to this Agreement shall be for a term commencing at the Effective Time and continuing for a term of eighteen (18) months from the Effective Time (the “Term”), unless sooner terminated in accordance with Section 7 below.  It is understood and agreed that, for purposes of this Agreement, the non-renewal of this Agreement by either party shall not be deemed to be a termination of Executive’s employment hereunder without “Cause” (as defined in Subsection 7.1 hereof) or a voluntary termination of this Agreement by Executive without “Good Reason” (as defined in Subsection 7.2 hereof).

4.           Compensation.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a salary at the annualized rate of $400,000 (the “Salary”), payable in substantially equal installments in accordance with Company’s normal payroll practices as in effect from time to time.  Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan or program in which Executive participates.

5.           Benefits.

5.1           Customary Benefits.  Executive will be eligible for all customary and usual welfare and retirement benefits generally available to executives of Company (consisting of 401(k), health, and other welfare benefit plans) subject to the terms and conditions of Company’s benefit plan documents.  Company reserves the right to change or eliminate the benefits generally available to executives of Company on a prospective basis, at any time and from time to time.

5.2           Paid Time Off.  Executive shall be entitled to paid vacation, holidays, personal days and sick leave in accordance with the policies, programs and practices of Company in effect from time to time.  Such vacation shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder.

6.           Business Expenses.  Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.           Termination of Executive’s Employment.

7.1         Termination for Cause by Company.  Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause.  Executive shall provide immediate (and in no event later than forty eight (48) hours) written notice to the Company and to Parent as soon as he learns of any event, act, omission or development which could serve as the basis for “Cause” as defined in Subsection 7.1(e) below.  For purposes of this Agreement, “Cause” is defined as:

(a)          Executive’s theft, dishonesty, or falsification of any documents or records of the Company, or Parent or any of its Subsidiaries and Affiliates (collectively, the “Company Group”);

(b)          Executive’s disclosure of any confidential or proprietary information of the Company Group, or Executive’s improper use of any such information;

(c)          Executive’s material neglect, refusal or intentional failure to perform any reasonable assigned duties consistent with Executive’s position with Company after written notice from Company of, and a reasonable opportunity (not to exceed 30 days) to cure, such failure;

(d)          (i) any material breach by Executive of this Agreement or any material breach (other than by Parent or a Purchaser) of the Product Purchase Agreement, the Restricted Covenants Agreement, the Stockholders’ Rights Agreement or the Voting Agreement, or (ii) any willful material breach of the Joint Development Definitive Agreements, in the case of (i) or (ii), which is not cured (or for which indemnification for such breach is not provided or is otherwise not mutually resolved) after written notice from the applicable member of the Company Group of, and a reasonable opportunity (not to exceed thirty (30) days) to cure, such breach;

(e)          (i) Executive’s being charged with, arrested for, indicted for, or convicted (including any plea of guilty or nolo contendere) of, any (A) felony; (B) misdemeanor evidencing moral turpitude; (C) crime of embezzlement, fraud, or self-dealing; or (D) other criminal act which, in the case of this clause (D) only, causes material injury to the customer relations, operations, or business prospects of any member of the Company Group, or (ii) Executive, any Seller, any Member or any current or former employee, director or officer of either Seller (A) being charged with, arrested for, indicted for or convicted (including any plea of guilty or nolo contendere) of, or advised (orally or in writing) by a Governmental Authority that he or she is a “subject” or “target” or named in a subpoena, in connection with any criminal matter relating to the Business, (B) being referenced by name in any federal or state grand jury subpoena duces tecum (other than as a custodian of records) following the date hereof in connection with any criminal or grand jury investigation matter relating to the Business, (C) settling (which settlement involves the payment of money or any other sanction, whether or not including an admission of wrongdoing), entering into a consent decree, corporate integrity agreement, or similar arrangement with a Governmental Authority in connection with any criminal matter relating to the Business or (D) entering into discussions or negotiations with a Governmental Authority with a view towards settling a claim of unlawful activity by the Executive or Seller I (expressly provided that nothing in this clause (D) limits Executive’s ability to (x) communicate with or provide any information to a Governmental Authority where such disclosure is made or information is provided in response to a subpoena, other legal process or valid governmental inquiry or otherwise required by law, or (y) self-report any activity to a Governmental Authority);

(f)           Executive’s repeated and intemperate use of alcohol or illegal drugs which materially interferes with the performance of his obligations under this Agreement;

(g)          Executive’s holding of a direct or indirect financial interest (including but not limited to a joint venture) in or with an existing or prospective supplier, vendor, distributor or customer of any member of the Company Group, without disclosure and written approval from the Executive Committee; provided, however, the foregoing shall not apply to (i) the ownership of less than two percent (2%) of any supplier, vendor, distributor or customer of Company that is a public company and whose securities are traded on a national securities exchange or (ii) any of the Permitted Activities;

(h)          the material, consistent and willful failure or refusal of Executive to conform to any reasonable and lawful customary governance standards of any member of the Company Group, which are made known, in writing, to Executive, where such material, consistent and willful failure (x) causes a material loss or damage to any member of the Company Group, and (y) is not cured after such written notice and a reasonable opportunity (not to exceed 30 days) to cure are provided;

(i)           Executive’s commission of any willful or intentional act (excluding lawful, ordinary course business decisions of Executive) which materially injures the reputation, business or business relationships of the Company Group;

(j)           Executive’s material breach of his obligations under Section 8.2, or if any of the statements contained therein cease at any time (before or during the Term) for any reason to be true, correct and complete in any respect; or

(k)          Executive’s failure to provide Company with at least one hundred eighty (180) days’ advance written notice prior to the eighteen (18) month anniversary of the Closing of his voluntary resignation without Good Reason, in each case, in accordance with Subsection 7.3.

In the event Executive’s employment is terminated in accordance with this Subsection 7.1, Executive shall be entitled to receive only the Salary then in effect, prorated to the date of termination.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

7.2         Termination Without Cause by Company/Termination by Executive For Good Reason.  Company may terminate Executive’s employment under this Agreement without Cause at any time on advance written notice to Executive or Executive may resign for Good Reason subject to the notification requirements and Cure Period (as defined below), in each case as set forth below.  In the event of such termination, Executive will receive the full amount of the Salary prorated through the end of the Term, payable in equal installments in accordance with the Company’s normal payroll practices as in effect from time to time, and none of the Company Group shall have any other obligation to make any payments (or provide any benefits) to Executive upon such termination, except as required by applicable law and/or the terms of Company’s benefit plans and programs in which Executive participates.  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  For purposes of this Agreement, “Good Reason” is defined as any one or more of the following without Executive’s prior written consent:

(a)          a material diminution in the Executive's authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated, as required by applicable law or based on implementation of Parent’s policies and codes of conduct);

(b)          the relocation of the principal place of Executive’s service to a location that is more than fifty (50) miles from East Brunswick, New Jersey;

(c)          any material failure by Company to pay Executive’s Salary in effect when due and subject to a cure period of not more than fourteen (14) days from the date such payment is due;

(d)          any material diminution of Executive’s Salary from the rate then in effect, other than as part of an across-the board reduction in the base salary of Company’s executives, provided that the diminution of Executive’s Salary is no greater (on a percentage basis) than the reduction in salary (on a percentage basis) of any such other executive; or

(e)          the failure of the stockholders of Parent to elect or re-elect Executive to the Parent Board at any annual or special meeting of the stockholders of Parent occurring after January 1, 2017, for which Executive has been nominated for election to the Parent Board (unless he is thereafter otherwise elected to the Parent Board within sixty (60) days after such meeting).

Good Reason shall not exist unless Executive notifies Company in writing of the existence of the applicable condition specified above not later than ninety (90) days after the initial existence of the condition, and Company fails to remedy such condition within thirty (30) days after receipt of such notice, except in the case of a failure to pay pursuant to Subsection 7.2(c) above, for which Company shall have only fourteen (14) days to remedy such condition (the “Cure Period”).  In the event Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s resignation for Good Reason must occur, if at all, within thirty (30) Business Days following the expiration of the Cure Period.

7.3         Voluntary Resignation by Executive Without Good Reason, Termination of Employment due to Executive’s death or Disability.  Executive’s employment under this Agreement shall terminate automatically upon Executive’s death, in which case Company’s sole obligation shall be to pay to Executive’s estate Executive’s Salary prorated through his date of death and no other amount, except as required by applicable law and/or the terms of Company’s benefit plans and programs in which Executive participates.  Company may terminate Executive’s employment under this Agreement due to Executive’s Disability and Executive may voluntarily resign Executive’s position with Company without Good Reason at any time, on ninety (90) days’ advance written notice following the eighteen (18) month anniversary of the Closing (and the effectiveness of such voluntary resignation may be accelerated by Company in its sole and absolute discretion).  In the event of such termination or resignation, Executive will be entitled to receive only the Salary in effect immediately prior to such resignation or termination, prorated to the expiration of the ninety (90) day notice period (or to the date of termination, in the event of termination due to Disability) and no other amount, except as required by applicable law and/or the terms of Company’s benefit plans and programs in which Executive participates.  All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.  For purposes of this Agreement “Disability” is defined as Executive’s physical or mental illness, injury or infirmity which prevents Executive from performing Executive’s material duties for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of ninety (90) calendar days out of any consecutive six (6) month period, in each case, which is certified in writing by one (1) doctor, which doctor shall be reasonably acceptable to Company.

7.4         Termination of Employment Upon Expiration of Term.  Except as set forth in Section 14, this Agreement will expire as of, Executive’s employment with Company will terminate as of, and Executive will only be entitled to Executive’s Salary then in effect paid through, in each case, the last day of the Term unless this Agreement is renewed or the Term is otherwise extended pursuant to a mutual agreement in writing by Company and Executive.  On the last day of the Term (absent such mutual agreement), all other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished, except as provided in Subsection 10.10 of this Agreement.

7.5         Removal from any Boards and Positions.  If Executive’s employment is terminated by Company for Cause or by Executive without Good Reason, then Executive shall be deemed to, and shall, resign (i) from any board or other governing body to which he has been appointed or nominated by or on behalf of the Company Group, and (ii) from any position with the Company Group, including, but not limited to, as an officer of any member of the Company Group.

7.6         Continuation of Services.  It is understood and agreed that, upon Company’s request upon the expiration of the Term or within thirty (30) days thereafter, Executive and Company may enter into a mutually acceptable consulting agreement (the “Consulting Agreement”).  It is further understood and agreed that, if Executive’s employment with Company continues after the expiration of the Term, then, unless Executive and Company enter into a written agreement extending the Term hereunder or Executive and Company enter into the Consulting Agreement or a subsequent written employment agreement, Executive’s employment with Company following the expiration of the Term shall be “at-will” and may be terminated by Company or Executive at any time for any reason or no reason.  For the avoidance of doubt, in the event that Executive becomes an at-will employee of Company, none of the Company Group shall have any obligations to make any payments (or provide any benefits) to Executive upon termination of such at-will employment (for any reason or no reason), except as required by applicable law and/or the terms of Company’s benefit plans and programs in which Executive participates.

8.           No Conflict of Interest; No Exclusion, Debarment, or Suspension.

8.1         No Conflict of Interest.  During the Term and for any period of continued service thereafter, Executive shall not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with the Company Group.  Such work shall include, but is not limited to, directly or indirectly competing with the Company Group in any way, or acting as an officer, director, employee, consultant, stockholder (other than as a passive owner of not more than two percent (2%) of the outstanding securities of a public company), lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company Group is now engaged or in which any member of the Company Group becomes engaged during the Term and for any period of continued service thereafter, as determined by Company in good faith in its sole discretion; provided that Executive shall be permitted to participate in the Permitted Activities.  If Company reasonably and in good faith believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work or resign employment with Company.  During the Term, if Executive is presented with, identifies, or becomes able to pursue, an opportunity to develop an oral solid dosage generic product (other than rare or orphan disease drugs), then Executive shall have the duty to, and shall, first present in a reasonable manner that opportunity to the Company to develop and commercialize such product, and not to any of his other Permitted Activities; if the Company declines to pursue that opportunity, then, so long as otherwise permitted to do so under Sections 2.2 and 9, the entities listed in Section 2.2 may pursue such opportunity and it will not constitute a breach hereunder.

8.2         No Exclusion, Debarment, or Suspension.  Executive hereby certifies that he: (a) has not been and is not currently excluded pursuant to 42 U.S.C. §1320a-7 or similar exclusion authority, and has not been and is not currently debarred, suspended, or otherwise ineligible to participate in any federal health care program as that term is defined in 42 U.S.C. §1320a-7b(f); (b) has not been convicted of a criminal offense or been fined in relation to the provision of health care items or services or any other offense that may lead to exclusion under 42 U.S.C. §1320a-7 or similar exclusion authorities, or may result in suspension or debarment from any federal health care program; and (c) is not under investigation or subject to any type of judicial or administrative process for any health care fraud or misconduct, and is not otherwise aware of any circumstances which may result in criminal or civil liability, including conviction, fine, exclusion, debarment, suspension, or other ineligibility to participate in any federal health care program.  For the entire period of time that Executive is employed by Company pursuant to this or any successive employment contract with Company, Executive maintains an ongoing obligation to ensure the accuracy of this certification.  If any change in circumstance occurs to make this certification inaccurate in any respect, Executive shall notify Company in writing immediately (within three (3) calendar days) and Company shall have the right to immediately terminate this Agreement upon notice to Executive if the above certification is or becomes untrue for any reason. In the event Executive’s employment is terminated in accordance with this Subsection 8.2, Executive shall be entitled to receive only the Salary then in effect, prorated to the date of termination.  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

9.           Covenants.

9.1         Non-Competition.

(a)          Consideration For Promise To Refrain From Competing.  Executive agrees that Executive’s services are special, unique and extraordinary.  Executive further acknowledges that, by virtue of Executive’s employment position with Company and the Sellers, Executive has acquired and will acquire confidential, proprietary information concerning the Business and that Company’s disclosure of such confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s level of compensation and benefits, as applicable, are partly in consideration of and conditioned upon Executive’s not competing with Company.  Executive acknowledges that such consideration for Executive’s services under this Agreement is adequate consideration for Executive’s promises contained within this Subsection 9.1 and under Section 8 hereof and that Executive is receiving good and valuable consideration as a direct result of the consummation of the transactions contemplated by the Product Purchase Agreement in exchange for granting the covenants hereunder. Executive further acknowledges that his agreement to the restrictions on his activities contained herein is a material inducement and condition of Parent’s and Purchaser’s willingness to enter into the Product Purchase Agreement and to consummate the transactions contemplated thereby.

(b)          Promise To Refrain From Competing.

(i)          Executive understands Company’s need for Executive’s promise not to compete with Company is based on the following: (1) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information and in acquiring the Purchased Products and Related Assets; (2) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to such proprietary information; (3) Company has a legitimate interest in protecting, among other things, its confidential, proprietary information, customer information and goodwill; (4) both during and after the term of Executive’s employment, Company will be engaged in a highly competitive industry; (5) Company provides services nationally and internationally; and (6) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company.  Therefore, in exchange for the consideration described in Subsection 9.1(a) above, Executive agrees that during the Term and during the Covenant Period (as defined below), Executive will not, directly or indirectly, other than on behalf of the Company Group, whether as an owner, partner, investor, consultant, agent, employee, co-venturer, director, officer, manager, employee or otherwise, engage in or compete with (A) the commercialized and pipeline (both launched and unlaunched) products included in the Purchased Products and Related Assets or (B) any other of the Company Group’s products (in the case of clauses (A) and (B), or compete with their respective fields of use, but excluding branded products in those fields) which are commercialized, developed or in the Company Group’s pipeline (both launched and unlaunched) or otherwise under development, being investigated or contemplating development, or otherwise do anything competitive with any member of the Company Group, in either case, in any geographic area where such products are sold by any member of the Company Group; provided, however, on or after the third (3rd) anniversary of the Closing, Executive may acquire (x) all or substantially all of the assets of a branded product entity or (y) a portfolio of branded products, in each case, in which the acquired product portfolio has some overlap products with any of the products described above, so long as the overlap products are de minimis. For the purposes of this Agreement, “de minimis” shall mean overlap products representing less than ten percent (10%) of net sales of the acquired assets or portfolios; provided that no advertising or promotional activity is directed toward such overlap products (other than price lists, product lists and order forms in the ordinary course of business).  Notwithstanding the foregoing, neither Executive’s (i) engagement in the Permitted Activities nor (ii) passive ownership of two percent (2%) or less of the equity securities of a publicly-traded company shall, solely by reason thereof, constitute a violation on the part of Executive of this Subsection 9.1(b), so long as, in the cause of clause (ii), Executive does not participate in the business, operations or management of such company.

(ii)         For purposes of Sections 7.1, 8, 9.1 and 9.3, the term “Company” or “Company Group,” singularly, collectively, or in any combination, shall mean and include Company, Parent, any other Subsidiary of Parent, any successor to the business of Company, Parent or any other Subsidiary of Parent (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity for which Executive may serve as a director, officer or employee at the request of Company or any successor of Company.  For purposes of this Agreement, “Covenant Period” is defined as the period commencing at the Effective Time and continuing until the later of (x) the date that is twelve (12) months after the date Executive ceases to render services to Company (whether during the Term, during the term of the Consulting Agreement, or during any continued period of service thereafter) for any reason or for no reason, and (y) the fifth (5th) anniversary of the Closing.

(c)          Reasonableness of Restrictions.  Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 9 are reasonable, are necessary to protect the goodwill of the business acquired pursuant to the Product Purchase Agreement and the ongoing substantial investment in such business made by Parent and Purchasers under the Product Purchase Agreement, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive.  Executive expressly acknowledges that Company competes on a nationwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company’s trade secrets and other confidential and proprietary information.  Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities.  Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

9.2         Confidentiality and Proprietary Rights.  Executive agrees to read, sign and abide by Company’s Employee Confidential Information and Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.  For the avoidance of doubt, any restrictions on Executive’s ability to use Confidential Information (as defined in the Employee Confidential Information and Employee Innovations and Proprietary Rights Assignment Agreement shall apply to the Permitted Activities.

9.3         Non-Solicitation; Non-Disparagement.

(a)          Non-Solicitation of TSA Employees.  Executive agrees that, for a period of twelve (12) months following Closing, Executive will not (i) interfere with the performance of services to Parent and Purchasers by any of the persons set forth on Exhibit A hereto (“TSA Employees”) in accordance with the Transition Services Agreement, (ii) terminate the employment of any TSA Employee with the Sellers, except for cause, or (iii) induce, influence, encourage or seek to persuade any such TSA Employee to discontinue employment or its engagement with the Sellers, except as may be mutually agreed by the applicable Seller, on the one hand, and the applicable Purchaser or Parent, on the other hand.

(b)          Non-Solicitation of Employees, Customers or Suppliers.  Executive agrees that, during the Term and during the Covenant Period, Executive will not (i) hire or engage, or, directly or indirectly through any Person, solicit for hiring or engagement, any employee or consultant of the Company Group, (ii) induce or encourage any such employee or consultant to discontinue employment or its engagement with the Company Group, (iii) solicit or divert any business or clients or customers away from the Company Group, or (iv) induce customers, clients, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company Group, to reduce or alter any such association or business with the Company Group.  Notwithstanding the foregoing, a general solicitation by form letter, blanket mailing or published advertisement that is not specifically directed at any of the Persons described in clause (i) of the immediately preceding sentence (and the hiring of such Persons described in clause (i) of the immediately preceding sentence in response thereto), shall not, solely by reason thereof, constitute a violation on the part of Executive of this Subsection 9.3(b) unless such solicitation is undertaken as a means to circumvent the restrictions contained in, or to conceal a violation of, this Subsection 9.3(b).

(c)          Non-Disparagement. Executive will not, either directly or indirectly, disparage, or induce or encourage others to disparage, the reputation of the Company Group, its services, its products or any of its current or former affiliates or any of their respective members, offices, directors, employees, or agents.  Company will not, at any time during or after Executive’s employment with Company, disparage the reputation of Executive.

9.4         Reformation if Necessary.  In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 9 and its subsections is unenforceable, the restrictions under this Section 9 and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

9.5         Tolling of Covenant Period.  The Covenant Period shall be extended for an amount of time equal to the time period during which a court of competent jurisdiction determines that Executive was in violation of any provision of Subsection 9.1 or 9.3 and shall continue (but shall not be extended (other than pursuant to this Subsection 9.5)) through any action, suit or proceedings arising out of or relating to Subsection 9.1 or 9.3.

9.6         No Defense.  The existence or assertion of any claim of or by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants contained in this Section 9 (collectively, the “Restrictive Covenants”).

9.7         Reasonableness; Injunction.  Executive acknowledges and agrees that (a) Executive has obtained the advice of counsel in connection with this Agreement, (b) the Restrictive Covenants are reasonable in scope and in all other respects, (c) any violation of the Restrictive Covenants will result in irreparable injury to Company, (d) money damages would be an inadequate remedy at law for Company in the event of a breach of any of the Restrictive Covenants by Executive, and (e) specific performance in the form of injunctive relief would be an adequate remedy for Company.  If Executive breaches or threatens to breach a Restrictive Covenant, Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

9.8         Preserved Rights.  This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with Executive’s protected rights under federal, state or local law to, without notice to Company: (a) communicate or file a charge with a government regulator, (b) participate in an investigation or proceeding conducted by a government regulator, or (c) receive an award paid by a government regulator for providing information.

9.9         Cooperation.  Subject to Subsection 9.8 of this Agreement, in the event that any Proceeding is commenced by any Governmental Authority or other Person in connection with the business of the Company Group, the Executive agrees to cooperate in good faith with the Company Group to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to cooperate in good faith with the Company Group in its efforts to have such injunction or other order lifted.  Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings or preparation sessions, and providing access to any books and records in Executive’s control, in each case, at the request of any member of the Company Group or their respective representatives.

10.         General Provisions.

10.1       Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the members of the Company Group and Executive, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.2       Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Company and Executive, or in the case of a waiver, by the party against whom the waiver is to be effective.  No oral amendment or modification will be effective under any circumstances whatsoever.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver in any one instance shall be effective with respect to any other instance or create a course of dealing.

10.3       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.4       Interpretive Provisions.  The provisions of Section 12.14 of the Product Purchase Agreement are hereby incorporated by reference as if set forth herein in their entirety to the extent applicable.

10.5       Governing Law.  This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all Proceedings that may be based upon, arise out of, or relate to this Agreement, or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement), shall be exclusively governed by, and construed in accordance with, the Laws of the State of New Jersey regardless of Laws that might otherwise govern under any applicable conflict of Laws principles.

10.6       Jurisdiction.  Each party hereto hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any Proceeding based upon, arising out of, or related to this Agreement and its negotiation, execution, performance, non-performance, interpretation, termination, construction or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the state courts located in Bergen County, New Jersey and the federal courts located in New Jersey, Newark vicinage; (ii) consents that any such Proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party hereto at its or his or her address set forth in this Agreement or at such other address of which the sender shall have been previously notified in writing and in accordance with this Agreement; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law.  Each of the parties also agrees that any final, non-appealable judgment against a party in connection with any Proceeding arising out of or relating to this Agreement shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

10.7       WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.8       Remedies Cumulative.  All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

10.9       Notices.  All notices or other communications hereunder shall be deemed to have been duly given and effective upon delivery if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile or electronic mail; provided, that the facsimile or electronic mail is promptly confirmed by telephone confirmation thereof or followed by one of the other foregoing permitted means of notice (other than facsimile or electronic mail), to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to Company, to:

c/o Aceto Corporation
4 Tri Harbor Ct.

Port Washington, NY 11050
Attn: Steven S. Rogers, Chief Legal Officer
Facsimile No.: 516-478-9857
Email:  srogers@aceto.com

with a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Steven E. Siesser, Esq.

Facsimile No.: (973) 597-2507

E-mail: ssiesser@lowenstein.com

If to Executive, to him at the offices of Company with a copy to him at his home address, set forth in the records of Company.

10.10     Survival.  Notwithstanding anything herein to the contrary, each provision of this Agreement (other than Sections 1 through 6) shall survive the termination of this Agreement and termination of employment for any reason or Executive’s ceasing to provide services to Company to the extent necessary to give effect to its terms, including, without limitation, Sections 8, 9, 10, 11, 12, 13 and 14 of this Agreement.

10.11     Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, portable document format (.pdf) or otherwise) to the other party, it being understood that both parties need not sign the same counterpart.

10.12     Defend Trade Secrets Act.  Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act:  An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (a) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (b) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

10.13     Assignment.  This Agreement is personal to Executive and shall not be assigned by Executive, including by operation of law or otherwise, without the prior written consent of Company.  Company may assign its rights under this Agreement without Executive’s consent.  Any purported assignment, hypothecation or transfer in breach of this Section 10.13 shall be null and void.

11.         No Other Contracts.  Executive represents and warrants to the Company Group that neither the execution and delivery of this Agreement by Executive nor the performance of Executive’s obligations hereunder, shall constitute a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive nor the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or the Company Group based upon any other contract, or agreement to which Executive is a party or by which Executive is bound.  Executive shall indemnify and hold harmless each member of the Company Group against any and all claims that execution and delivery of this Agreement by Executive or Executive’s performance of his obligations hereunder constitutes a default under or a breach of any other agreement or contract to which Executive is a party or by which Executive is bound.

12.         Code Section 409A Compliance.

12.1       This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986 as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Section 409A of the Code”).

12.2       Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

12.3       With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

12.4       Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in Section 409A of the Code and the Treasury Regulations thereunder and as determined by Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first (1st) business day of the seventh (7th) month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

13.         Entire Agreement.  This Agreement, including the Employee Confidential Information and Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference, and the Product Purchase Agreement (in each case, including all Schedules, Exhibits and Appendices hereto and thereto) contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, including, without limitation, illustrative terms of employment, except for any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

14.         Termination of Product Purchase Agreement.  This Agreement is effective as of the date hereof, and shall remain effective in accordance with its terms, except that this Agreement shall automatically terminate, without further action, notice or deed, upon the termination, for any reason, of the Product Purchase Agreement in accordance with its terms.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

RISING PHARMACEUTICALS, INC.

By:	/s/ Salvatore J. Guccione
Name: Salvatore J. Guccione
Title: Chief Executive Officer

EXECUTIVE

/s/ Vimal Kavuru
Vimal Kavuru